TRANSITION AND SEPARATION AGREEMENT
THIS TRANSITION AND SEPARATION AGREEMENT (this “Agreement”), is made and entered into as of July 11, 2019 (the “Effective Date”), by and between Parker Drilling Company, a Delaware corporation (“PDC”), Parker Drilling Management Services Ltd., a Nevada corporation and wholly-owned subsidiary of PDC (“PDMS”), and Gary Rich (“Executive”). For purposes of this Agreement, PDC and PDMS shall be collectively referred to as the “Company”. The Company and Executive may sometimes hereafter be referred to singularly as a “Party” or collectively as the “Parties”. Defined terms shall have the meanings ascribed to them in Appendix A.
WHEREAS, the Company currently employs the Executive as its Chief Executive Officer (“CEO”) and President pursuant to that certain Employment Agreement entered into as of March 26, 2019, by and between the Executive and the Company (the “Prior Employment Agreement”);
WHEREAS, the Company desires to continue to employ Executive as CEO and President of the Company subject to the terms and conditions of this Agreement; and
WHEREAS, in connection with such continued employment, Executive will be entitled to payments and benefits solely as provided for under this Agreement.
NOW THEREFORE, in consideration of Executive’s continued employment with the Company, and the mutual promises and agreements contained herein, the Parties hereto agree as follows:
1.Employment. During the Term of Employment (as defined below), the Company shall employ Executive, and Executive shall serve as CEO and President of PDC and/or in such other executive roles or positions and holding such other titles Executive currently holds or otherwise as determined by the Board in its sole discretion. Executive’s principal place of employment shall be at the corporate offices of the Company in Houston, Texas. Executive understands and agrees that Executive may be required to travel from time to time for purposes of the Company’s business.
2.Compensation. Compensation shall be paid or provided to Executive during the Term of Employment as follows:
a.Base Salary.     During the Term of Employment, Executive’s annual base salary shall be seven hundred and forty five thousand dollars an no cents ($745,000) (pro-rated for partial years during the Term of Employment), less applicable taxes and deductions, payable in substantially equal bi-weekly installments or at such other intervals as shall constitute the regular payroll schedule and procedures for its executives (“Base Salary”).
b.No Other Compensation.    Except as set forth in this Section 2, Section 5 (Benefits), Section 6(c) (Benefits and Equity Treatment Upon Termination) Section 7 (Severance Benefits Upon Certain Terminations) and Section 8 (Certain Transactions), and subject to the terms and conditions set forth therein, as applicable, Executive shall not be eligible for any other type of compensation or benefits (including, but not limited to, severance, annual or other bonus in cash or other form, short-term or long-term incentive plans, or any other similar plan, program, policy, arrangement, or agreement) during the Term of Employment or thereafter.
3.Duties and Responsibilities of Executive. Executive shall have the responsibilities, duties and authorities that are assigned to the Executive by the Board in its sole discretion. During the Term of Employment, Executive shall devote substantially all of Executive’s full business time and attention to the Company’s business. This Section 3 shall not be construed as preventing Executive from (a) serving on advisory committees or boards with the written permission of the Reporting Authority, such permission not to be unreasonably withheld or delayed; (b) engaging in reasonable volunteer services for charitable, educational or civic organizations; or (c) managing Executive’s personal investments in a form or manner that will not require Executive’s services in the operation of the entities in which such investments are made.
4.Term of Employment. The “Term of Employment” shall mean the period commencing on the Effective Date and, subject to earlier termination in accordance with Section 6, ending at the close of business on December 31, 2019 (the “Scheduled End Date”).
5.Benefits. Subject to the terms and conditions of the Agreement, during the Term of Employment, Executive shall be entitled to the following:
a.    Reimbursement of Expenses. The Company shall pay or reimburse Executive for all reasonable travel, entertainment and other expenses paid or incurred by Executive in the performance of Executive’s duties hereunder. The Company shall also provide Executive with suitable office space, including staff support, as reasonably determined by the Company
b.    Other Employee Benefits. Executive shall be eligible to participate in any pension, retirement, 401(k), and profit-sharing, non-qualified deferred compensation and other group retirement plans or programs of the Company, to the same extent as available to Senior Officers under the terms of such plans or programs. Executive shall also be entitled to participate in any medical, dental, life, accident, disability and other group insurance plans or programs of the Company, to the same extent as available to Senior Officers under the terms of such plans or programs. For the purposes of this Agreement, “Senior Officers” includes the Chief Executive Officer of the Company and all managerial personnel reporting directly to the Chief Executive Officer Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan at any time.
c.    Paid Time Off. Executive shall be entitled to the number of hours of paid time off each year that is accorded under the Company’s paid time policy in effect as of the Effective Date under Executive’s Prior Employment Agreement.
d.    Indemnification and Insurance. The Indemnification Agreement shall remain in full force in effect pursuant to the terms thereof and Executive shall remain covered under the Company’s D&O insurance policy as in effect as of the Effective Date, pursuant to the terms and conditions thereof.

6.	Termination of Employment.
a.    General. Executive’s employment hereunder, and the Term of Employment, may be terminated prior to the Scheduled End Date, by the Company or Executive, as applicable, without any breach of this Agreement as follows: (i) by the Company with Cause with immediate effect or as of such other date specified in the Notice of Termination (as defined below); (ii) by the Company without Cause (other than death or Disability) as of such date specified in the Notice of Termination; provided, however, that the Company shall provide thirty (30) days’ advance written notice to the Executive; (iii) due to Disability effective as of such date specified in the Notice of Termination; (iv) by Executive upon no less than thirty (30) days’ advance written notice to the Company, which notice period may be waived by the Company in its sole discretion without payment of any salary, bonus or any other payments, rights or benefits in connection therewith without changing the characterization of such termination as voluntary; or (v) in the event of Executive’s death with immediate effect. Notwithstanding clause (ii) of this Section 6(a), the Company may, in its sole and absolute discretion, terminate the Executive at any time and with immediate effect by making a payment in lieu of such notice, which payment shall be equal to a pro-rata portion of Base Salary the Executive would have been entitled to receive under this Agreement during the notice period referred to in clause (ii) (or, if notice has already been given, during the remainder of the notice period), less applicable taxes and deductions. Upon any termination of Executive’s employment for any reason, Executive shall resign from any and all directorships, committee memberships, and any other positions and offices that Executive holds with the Company and/or any of its Subsidiaries or Affiliates.
b.    Notice of Termination. Any termination of Executive’s employment, and the Term of Employment, prior to the Scheduled End Date, by the Company or by Executive under Section 6(a) (other than on account of death) shall be communicated by means of a written notice to the Company or Executive, as applicable, which indicates the specific termination provision of the Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated (the “Notice of Termination”). Only the acts and omissions facts constituting a for Cause termination set forth in a Notice of Termination and in the letter from the Reporting Authority under the Cause definition shall be considered in determining whether a termination was for Cause, but the failure by the Company to set forth in the Notice of Termination any fact or circumstances that contributes to a showing of Cause shall not otherwise waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder. The Notice of Termination and the letter from the Reporting Authority in respect of a termination for Cause under any of prongs (a), (b) or (e) of the definition of Cause must be delivered by the Company no later than December 15, 2019, unless the Company does not discover the actions or omissions constituting Cause under such prongs (a), (b) or (e) until after December 15, 2019, in which case, the Company shall use its commercially reasonable efforts to provide the Notice of Termination and the letter from the Reporting Authority as promptly as reasonably practicable after being made aware of the relevant circumstances constituting Cause under any of such prongs (a), (b) or (e).

c.    Benefits and Incentive Treatment Upon Termination.
i.    Benefits. Upon termination of employment during the Term of Employment and without requirement of execution of a Waiver and Release (as defined below), Executive shall be entitled to receive:
1.    unpaid Base Salary which has accrued through the Termination Date;
2.    unpaid vacation pay for that year which has accrued through the Termination Date; and
3.    reimbursement of business expenses incurred prior to the Termination Date, in accordance with Section 5(a).
4.    the Indemnification Agreement will continue in accordance with the terms thereof.
Any such accrued and unpaid salary and unpaid vacation shall be paid to Executive in a cash lump sum within five (5) business days following the Termination Date or earlier if required by law.
ii.    Treatment of Equity. Notwithstanding anything in the Option Agreement (including Section 4 (Termination of Employment) of the Option Agreement) or RSU Agreement (including Section 4 (Termination of Employment) of the RSU Agreement) to the contrary, except as set forth in Section 7(b) hereof, upon termination of Executive’s employment for any reason, Executive shall (i) immediately forfeit for no consideration the outstanding Options (as defined in the Option Agreement) that are not already vested as of such date and (ii) immediately forfeit for no consideration the outstanding Units (as defined in the RSU Agreement) that are not already vested as of such date. Executive acknowledges and agrees that the foregoing terms constitute an amendment to the Option Agreement and RSU Agreement and the terms of this Section 6(c)(ii) are incorporated into the Option Agreement and RSU Agreement mutatis mutandis.
7.Severance Benefits Upon Certain Terminations. Subject to the Waiver and Release requirement described in Section 7(d) and Executive’s continued compliance with the restrictive covenants by which Executive may be bound, including those set forth in Sections 9 through 14 below, in the event that (i) Executive’s employment is terminated prior to the Scheduled End Date by the Company without Cause (other than due to death or Disability) or (ii) the Executive’s employment terminates as a result of the expiration of the Term of Employment on the Scheduled End Date (and subject to Executive not having been provided with notice by the Company of Cause under any of prongs (a), (b) or (e) of the Cause definition which is curable and Executive not having cured such alleged breach or nonperformance prior to December 31, 2019), (each, a “Qualifying Termination”) in each case, the Executive shall receive the following severance benefits:

a.    Cash Payments. The following cash payments shall be provided to Executive or, in the event of Executive’s death before receiving such benefits, to Executive’s Designated Beneficiary:
i.    the Company shall pay to Executive as additional compensation, an amount equal to one million five hundred thousand dollars and no cents ($1,500,000) (the “Additional Payment”) which represents the sum of Executive’s Base Salary and 2019 target bonus.
ii.    if the Executive is terminated prior to December 31, 2019, the Company shall pay to Executive as additional compensation, a pro-rata portion of his Base Salary calculated by multiplying his Base Salary by a fraction, the numerator of which is the number of calendar days from the Termination Date through and including December 31, 2019 and the denominator of which is three hundred and sixty-five (365) (“Additional Base Salary”); and
iii.    payment for Executive’s (and Executive’s eligible dependents’) health care continuation premiums (“COBRA”) for twelve (12) months (the “COBRA Payment”).
The Additional Payment, Additional Base Salary, if any, and COBRA Payment shall be paid to Executive in a cash lump sum payment on the 60th day following the Termination Date, but only if the Waiver and Release have been timely executed and returned and the revocation period has expired.
b.    Treatment of Equity.
i.    The Options (as defined in the Option Agreement) granted to Executive under the Option Agreement shall be treated in accordance with the Option Agreement; provided, that (x) all the restrictions and any other conditions for 33 1/3% of the Options (as defined in the Option Agreement) shall vest and become exercisable and (y) the vested portion of the Option shall be exercisable until the later of (A) five years after the Grant Date (as defined in the Option Agreement) and (B) two years after the Termination Date. Any remaining unvested Options shall be forfeited for no consideration and the Executive shall cease to have any rights in connection with such Options as of the date of forfeiture. Executive acknowledges and agrees that the foregoing terms constitute an amendment to the Option Agreement and the terms of this Section 7(b)(i) are incorporated into the Option Agreement mutatis mutandis.
ii.    The Units (as defined in the RSU Agreement) granted to the Executive under the RSU Agreement shall be treated in accordance with the RSU Agreement; provided, that, all the restrictions and any conditions for 33 1/3% of the Units shall be fully satisfied and such Units shall fully vest. Any remaining unvested Units shall be forfeited for no consideration and the Executive shall cease to have any rights in connection with such Units as of the date of forfeiture. Executive acknowledges and agreements that the foregoing terms constitute an amendment to the RSU Agreement and the terms of this Section 7(b)(ii) are incorporated into the RSU Agreement mutatis mutandis.
c.    No Benefits. In the event that (i) Executive voluntarily resigns or otherwise voluntarily terminates Executive’s employment at any time, (ii) Executive’s employment is terminated by the Company for Cause (iii) Executive has been provided notice by the Company of the existence of Cause under any of prongs (a), (b) or (e) of the Cause definition which is curable and Executive has failed to cure such alleged breach or nonperformance prior to December 31, 2019, or (iv) Executive’s employment is terminated due to death or Disability prior to the Scheduled End Date, then the Company shall have no obligation to provide any severance payments and benefits under Section 7(a) and (b) (such amounts, collectively, the “Severance Benefits”). In any such event, Executive and Executive’s covered dependents, if any, shall be entitled to only elect continuation coverage under the Company’s group health plan and group dental plan pursuant to COBRA and the Company’s procedures for COBRA administration after the Termination Date.
d.    Waiver and Release. Notwithstanding any provision of the Agreement to the contrary, in order to receive the Severance Benefits, Executive must first execute, delivery, and not revoke a waiver and release agreement (substantially in the form attached hereto as Appendix B) (the “Waiver and Release”), and any revocation period applicable to such Waiver and Release must have expired no later than the sixtieth (60th) day following the Termination Date. The Company shall provide the Waiver and Release to Executive no later than five days after the Termination Date. If Executive fails to execute and deliver the release in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. If Executive executes, delivers and does not revoke the release within such sixty (60) day period so as to permit any revocation period to expire prior to the end of such sixty (60) day period, the Severance Benefits will be made in accordance with Section 7(a) and 7(b), as applicable.
e.    No Duplication. The Severance Benefits provided under the Agreement shall supersede and replace any severance payments or benefits under any severance plan, agreement, arrangement, program or policy (whether written or unwritten) that the Company or any Subsidiary or Affiliate of the Company maintains and under which the Executive may be eligible to participate. Notwithstanding the preceding sentence, in the event that a severance payment or benefit under the Agreement would constitute a change in the form or timing of payment under Code Section 409A of any severance payment or benefit otherwise payable to Executive under any other plan, agreement, arrangement, program or policy, then the portion of the severance payment or benefit payable under the Agreement that is equal to the amount payable under such other severance plan, arrangement shall be paid in the form, and at the time, applicable under such other severance agreement, arrangement, program or policy, and, in such event, any excess severance payment or benefit as determined under the Agreement shall be paid in the time and form as specified in the Agreement.
8.    Certain Transactions. Subject to Executive’s continued compliance with the restrictive covenants by which Executive may be bound, including those set forth in Sections 9 through 14 below, in the event of a Qualifying Termination, if within six (6) months of the Termination Date PDC enters into a binding transaction agreement to merge or consolidate PDC into or with another Person (other than Brigade Capital Management, LP, Värde Partners, Inc. and/or any of their respective Affiliates), in which the stockholders of PKD immediately prior to such transaction would own, in the aggregate, less than 50% of the total combined voting power of all classes of capital stock of the surviving entity entitled to vote for the election of directors of the surviving entity, and such transaction is consummated (provided, that such transaction constitutes a change of control of PDC within the meaning of Section 409A), the Company shall pay or cause to be paid to the Executive an amount equal to one million five hundred thousand dollars and no cents ($1,500,000) (the “Transaction Benefit”) in a single lump sum in cash on or shortly after (but in no event later than thirty (30) days following) the consummation of the transaction.
9.    Confidential Information.
a.Access to Confidential Information and Specialized Training. Executive’s employment creates or continues a relationship of confidence and trust between the Company, on the one hand, and Executive, on the other hand. Continuing on an ongoing basis during employment, the Company agrees to give Executive access to Confidential Information (as defined below) (including, without limitation, Confidential Information of the Company’s Affiliates and Subsidiaries), which Executive did not have access to or knowledge of before Executive’s employment with the Company. Executive acknowledges and agrees that, as between the Parties, all Confidential Information is and shall remain the exclusive property of the Company and that all Confidential Information is confidential and a valuable, special and unique asset of the Company that gives the Company an advantage over its actual and potential, current and future competitors. Executive further acknowledges and agrees that Executive shall preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use, that certain Confidential Information may constitute “trade secrets” as defined by the Texas Uniform Trade Secrets Act and under other applicable laws, and that unauthorized disclosure or unauthorized use of the Company’s Confidential Information would irreparably injure the Company.
b.The Company agrees to provide Executive with ongoing Specialized Training, which Executive does not have access to or knowledge of before the execution of the Agreement, and the Company agrees to continue providing such Specialized Training on an ongoing basis during employment. “Specialized Training” includes the training the Company provides to Executive that is unique to its business and enhances Executive’s ability to perform Executive’s job duties effectively, which includes, without limitation, orientation training; sales methods/techniques training; operation methods training; and computer and systems training.
c.Agreement Not to Use or Disclose Confidential Information. Both during the term of Executive’s employment and after the termination of Executive’s employment for any reason (including wrongful termination), Executive shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of the Company, in accordance with the duties assigned to Executive. Executive shall not, at any time (either during or after the term of Executive’s employment), disclose any Confidential Information to any person or entity (except other employees of the Company who have a need to know the information in connection with the performance of their employment duties), without the prior written consent of the Board, or permit any other person in the Executive’s immediate family (which shall mean the spouse and children of the Executive) to do so; provided, however, Executive may make such disclosures to third parties where the disclosure is made during the Term of Employment to third parties who have executed confidentiality agreements acceptable to the Company. Executive shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). The Agreement applies to all Confidential Information, whether now known or later to become known to Executive.
d.Agreement to Refrain from Derogatory Statements. Except as provided in Sections 9(f)-(g) below, Executive agrees that, both during the employment relationship and for a two-year period after the Termination Date, Executive will not make, nor assist or direct any other person or entity in making, any oral or written statements about the Company or any of its Affiliates’ directors, officers, employees, agents, investors or representatives that are untruthful and harmful to the business interest or reputation of the Company or any of its Affiliates; or that disclose private or confidential information about the Company or any of its Affiliates’ business affairs, directors, officers, employees, agents, investors or representatives; or that constitute an intrusion into the seclusion or private lives of the Company’s or any of its Affiliates’ directors, officers, employees, agents, investors or representatives; or that give rise to negative publicity about the private lives of such directors, officers, employees, agents, investors or representatives; or that place such directors, officers, employees, agents, investors or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of such directors, officers, employees, agents, investors or representatives. A violation or threatened violation of this prohibition may be enjoined. This Section does not apply to communications with regulatory authorities or other communications protected or required by law.
e.Acknowledgement. Executive acknowledges and agrees that a significant inducement for the Company’s provision of benefits to Employee under this Agreement, and agreement to provide its Confidential Information and its goodwill upon the execution of this Agreement, is the mutual desire of the Company and Executive that Executive learn relevant aspects of the Company’s Confidential Information on a continuing and ongoing basis after the execution of this Agreement. Executive will be able to use such additional Confidential Information, in conjunction with the Company’s goodwill, to further the Company’s business interests. In exchange for the Company’s agreement to provide, and the ongoing provision of, Confidential Information, Executive agrees to the restrictions imposed herein, including the non-solicitation, non-recruitment, non-competition, and non-disparagement restrictions, as reasonable and necessary to protect the Company’s legitimate business interests. Executive’s non-solicitation, non-recruitment, non-competition, and non-disparagement covenants set forth herein are separate and severable obligations.
f.Nothing in the Agreement will prohibit or restrict the Company, its Affiliates, Executive or Executive’s respective attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to the Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (iii) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in the Agreement prohibits or restricts the Company, its Affiliates or Executive from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation provided, however, that, except as provided in Section 9(g), Executive agrees that in the event Executive is served with a subpoena, document request, interrogatory, or any other legal process that requires Executive to disclose any Confidential Information, whether during the Term of Employment or thereafter, Executive will, to the extent permitted by law, notify the Company’s Board of Directors of such fact, in writing, and provide a copy of such subpoena, document request, interrogatory, or other legal process, promptly after receipt thereof.
g.Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company or its Affiliates that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, nothing in this Agreement, or any other agreement or policy, shall prevent Executive from, or expose Executive to criminal or civil liability under and Federal or State trade secret law for filing a charge or complaint with, communicating with, participating in any investigation or proceeding or otherwise directly or indirectly sharing any Company trade secret or other Confidential Information (except information protected by the Company’s attorney-client or work product privilege) with an attorney or with any federal, state, or local government agencies, regulators, or officials, for the purpose of investigating or reporting a suspected violation of law, whether in response to a subpoena or otherwise, without providing notice to the Company. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret except under court order. Nothing in the Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
10.    Duty to Return Company Documents and Property. Upon the termination of Executive’s employment with the Company, for any reason whatsoever, Executive shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company, containing Confidential Information, in Executive’s possession, whether prepared by Executive or others. If at any time after the Term of Employment, Executive determines that Executive has any Confidential Information in Executive’s possession or control, Executive shall immediately return to the Company all such Confidential Information in Executive’s possession or control, including all copies and portions thereof.
11.    Employee Developments.
a.Assignment of Employee Developments. Executive agrees that any and all Employee Developments (as defined below) shall be and remain the sole and exclusive property of the Company. Executive hereby assigns to the Company, without additional compensation, all right, title and interest Executive has in and to any Employee Developments. If copyright protection is available for any Employee Development, such Employee Development will be considered a “work for hire” as that term is defined under copyright law and will be the exclusive property of the Company.
b.Executive Duties. During and after Executive’s employment with the Company or any of its Subsidiaries, Executive shall, without additional compensation: (i) promptly disclose to the Company any Employee Development, specifically identifying any inventions, improvements or other portions of the Employee Development that are potential patentable or susceptible to protection as a trade secret; (ii) execute and deliver any and all applications, assignments, documents, and other instruments that the Company shall deem necessary to protect the right, title and interest of the Company or its designee in or to any Employee Development; (iii) reasonably cooperate and assist in providing information for making and completing regulatory and other filings in connection with any Employee Development; (iv) reasonably cooperate and assist in providing information for or participating in any action, threatened action, or considered action relating to any Employee Development; and (v) take any and all other actions as the Company may otherwise require with respect to any Employee Development.
c.Third Party Obligations. Executive acknowledges that the Company from time to time may have agreements with other persons or entities which impose obligations or restrictions on the Company regarding development-related work made during the course of work thereunder or regarding the confidential nature of such work. Executive agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company.
d.Executive recognizes that all ideas, inventions, and discoveries of the type described in this Section 11, conceived or made by Executive alone or with others within one year after termination of employment with the Company or any of its Subsidiaries (voluntary or otherwise), are likely to have been conceived in significant part either while employed by the Company or as a direct result of knowledge Executive had of proprietary information or Confidential Information. Accordingly, Executive agrees that such ideas, inventions or discoveries shall be presumed to have been conceived during Executive’s employment with the Company, unless and until the contrary is clearly established by Executive, and shall be treated as Employee Developments hereunder.
12.    Non-Solicitation Restriction. To protect the Confidential Information, and in the event of Executive’s termination of employment for any reason whatsoever, whether by Executive or the Company, it is necessary to enter into the following restrictive covenants, which are ancillary to the enforceable promises between the Company and Executive in Sections 9 through 11 of the Agreement. Executive hereby covenants and agrees that during the Term of Employment and for one year following the Termination Date, Executive will not, directly or indirectly, either individually or as a principal, partner, agent, consultant, contractor, employee, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, except on behalf of the Company or an Affiliate of the Company, solicit business, or attempt to solicit business, in products or services competitive with any products or services sold (or offered for sale) by the Company or any Affiliate of the Company, from the Company’s or its Affiliate’s customers or prospective customers, or those individuals or entities with whom the Company or its Affiliate did business during the Term of Employment, including, without limitation, the Company’s or its Affiliate’s prospective or potential customers, nor shall Executive detrimentally interfere with any such of the Company’s or its Affiliate’s contractors or consultants.
13.    Non-Competition Restriction. Executive hereby covenants and agrees that during Executive’s employment with the Company or any of its Affiliates, and for a period of one year following the Termination Date, Executive will not, without the prior written consent of the Board, participate in any capacity, directly or indirectly (whether as proprietor, stockholder, director, partner, employee, agent, independent contractor, consultant, trustee, beneficiary, or in any other capacity), with any Competitor; provided, however, Executive shall not be deemed to be participating with a Competitor solely by virtue of Executive’s ownership of not more than one percent (1%) of any class of stock or other securities which are publicly traded on a national securities exchange or in a recognized over-the-counter market.
14.    Non-Recruitment Restriction. Executive hereby covenants and agrees that during Executive’s employment with the Company or any of its Affiliates, and for a period of two years following the Termination Date, Executive will not, either directly or indirectly, or by acting in concert with others, recruit, solicit, or influence any employee, consultant, officer, or director of the Company or any Affiliate, nor any person who is or was engaged in such a position at any time within the preceding six-month period, to terminate or reduce his or her employment or service with the Company or any Affiliate.
15.    Tolling. If Executive violates any of the restrictions contained in Sections 9 through 14, the restrictive period will be suspended and will not run in favor of Executive from the time of the commencement of any violation until the time when Executive cures the violation to the Company’s reasonable satisfaction.
16.    Reformation. If an arbitrator or reviewing court concludes that any aspect of the restrictive covenants in Sections 8 through 13 is unenforceable, then the arbitrator or reviewing court shall have the authority to “blue pencil” or otherwise modify such provision so that the restrictions shall be enforced to the full extent permitted by law, and while maintaining the parties’ original intent to the maximum extent possible.
17.    Remedies. Executive acknowledges that the restrictions contained in Sections 9 through 14, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests, and that any violation of the Agreement would result in irreparable and continuing injury to the Company for which there is no adequate remedy at law. Thus, in addition to the Company’s right to arbitrate disputes hereunder, in the event of a breach or a threatened breach by Executive of any provision of Sections 9 through 14, the Company shall be entitled to obtain emergency equitable relief, including a temporary restraining order and/or preliminary injunction in aide of arbitration, from any state or federal court of competent jurisdiction, without first posting a bond, to restrain Executive from the commission of any breach. Upon the issuance (or denial) of an injunction, the underlying merits of any dispute will be resolved in accordance with the arbitration provisions of Section 24 of this Agreement. Nothing contained in the Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach, including, without limitation, the recovery of money damages. These covenants and disclosures shall each be construed as independent of any other provisions in the Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on the Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and agreements.
18.    Withholdings. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to the Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) all other normal employee deductions made with respect to the Company’s employees generally.
19.    Nonalienation. The right to receive payments under the Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by Executive, Executive’s dependents or beneficiaries, or to any other person who is or may become entitled to receive such payments hereunder. The right to receive payments hereunder shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any person who is or may become entitled to receive such payments, nor may the same be subject to attachment or seizure by any creditor of such person under any circumstances, and any such attempted attachment or seizure shall be void and of no force and effect.
20.    Incompetent or Minor Payees. Should the Reporting Authority determine, in its discretion, that any person to whom any payment is payable under the Agreement has been determined to be legally incompetent or is a minor, any payment due hereunder, notwithstanding any other provision of the Agreement to the contrary, may be made in any one or more of the following ways: (a) directly to such minor or person; (b) to the legal guardian or other duly appointed personal representative of the person or estate of such minor or person; or (c) to such adult or adults as have, in the good faith knowledge of the Reporting Authority, assumed custody and support of such minor or person; and any payment so made shall constitute full and complete discharge of any liability under the Agreement in respect to the amount paid.
21.    Severability. It is the desire of the parties hereto that the Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 24), the parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted here from without affecting any other provision of the Agreement. The Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.
22.    Title and Headings; Construction. Titles and headings to Sections hereof are for reference only and shall in no way limit, define or otherwise affect the provisions hereof. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. The masculine gender is intended to include the feminine gender.
23.    Choice of Law. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN

ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.
24.    Arbitration. Subject to Section 17, any past, present, or future dispute or other controversy (hereafter a “Dispute”) arising under or in connection with Executive’s employment with the Company or any of its Affiliates, or the termination thereof, and/or the Agreement, whether in contract, in tort, statutory or otherwise, and including both claims brought by Executive and claims brought against Executive, shall be finally and solely resolved by binding arbitration in Harris County, Texas, administered by the American Arbitration Association (the “AAA”) in accordance with the Employment Arbitration Rules and Mediation Procedures of the AAA, this Section 24 and, to the maximum extent applicable, the Federal Arbitration Act (provided that nothing herein shall require arbitration of a Dispute which, by law, cannot be the subject of a compulsory arbitration agreement). Such arbitration shall be conducted by a single arbitrator (the “Arbitrator”). If the parties cannot agree on the choice of an Arbitrator within 30 days after the Dispute has been filed with the AAA, then the Arbitrator shall be selected pursuant to the Employment Arbitration Rules and Mediation Procedures of the AAA. The Arbitrator may proceed to an award notwithstanding the failure of any party to participate in such proceedings. Except as set forth in Section 17, above, the arbitrator, and not any federal or state court, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, and/or formation of this Agreement, including any dispute as to whether (i) a particular claim is subject to arbitration hereunder, and/or (ii) any part of this Section 24 is void or voidable. The costs of the arbitration and arbitrator fees shall be borne equally by the parties, and each party shall bear its own legal costs and related expenses in connection with any arbitration. However, if Executive is the prevailing party in any final and binding arbitral award on a material issue in the arbitration proceeding, the Company shall reimburse Executive for Executive’s reasonable attorney’s fees incurred in connection with the arbitration.
To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 180 days of the filing of the Dispute with the AAA. The Arbitrator may allow discovery in its discretion but shall be mindful of the Parties’ goal of settling disputes in the most efficient manner possible. The Arbitrator shall be empowered to impose sanctions and to take such other actions as the Arbitrator deems necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law which cannot be waived.
The award of the Arbitrator shall be (a) the sole and exclusive remedy of the parties, (b) final and binding on the parties hereto except for any appeals provided by the Federal Arbitration Act, and (c) in writing and shall state the reasons for the award. Only the state and federal courts sitting in Houston, Texas shall have jurisdiction to enter a judgment upon any award rendered by the Arbitrator, and the parties hereby consent to the personal jurisdiction of such courts and waive any objection that such forum is inconvenient. Unless prohibited by law, the parties agree to take all steps necessary to protect the confidentiality of the Dispute and all materials from the arbitration in connection with any court proceeding, agree to use their reasonable best efforts to file all Confidential Information (and all documents containing Confidential Information) under seal in any court proceeding permitted herein, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement. This Section 24 shall not preclude (i) the parties at any time from agreeing to pursue non-binding mediation of the Dispute prior to arbitration hereunder (provided that neither party shall be obligated to participate in non-binding mediation against its will) or (ii) the Company from pursuing the remedies available under Section 17 in any court of competent jurisdiction.
25.    Binding Effect: Third Party Beneficiaries. The Agreement shall be binding upon and inure to the benefit of the parties hereto, and to their respective heirs, executors, beneficiaries, personal representatives, successors and permitted assigns hereunder, but otherwise the Agreement shall not be for the benefit of any third parties.
26.    Entire Agreement; Amendment and Termination. The Agreement, including Appendix A and B incorporated herein by reference and made part of hereof, contains the entire agreement of the parties with respect to Executive’s employment and the other matters covered herein; moreover, the Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the Parties hereto concerning the subject matter hereof, including, but not limited to, the Prior Employment Agreement. Notwithstanding the foregoing, the Indemnification Agreement between the Company and Executive as of the Effective Date shall continue in effect until otherwise amended or superseded and the Option Agreement and the RSU Agreement shall continue in effect as modified by the terms of this Agreement. The Agreement may be amended, waived or terminated only by a written instrument that is identified as an amendment or termination hereto and that is executed on behalf of both Parties.
27.    Survival of Certain Provisions. Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder, including but not limited to the rights and obligations set out in Sections 7 through 17, 21, 22, and 30 shall survive any termination or expiration of this Agreement.
28.    Waiver of Breach. No waiver by either Party hereto of a breach of any provision of the Agreement by any other Party, or of compliance with any condition or provision of the Agreement to be performed by such other Party, will operate or be construed as a waiver of any subsequent breach by such other Party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either Party hereto to take any action by reason of any breach will not deprive such Party of the right to take action at any time while such breach continues.
29.    Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the Company and its Affiliates, and its and their successors, and upon any person or entity acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the business and/or assets of the Company or its successor. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform the Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, no such assumption shall relieve the Company of its obligations hereunder.

The Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representative, executors, administrators, successors, and heirs. In the event of the death of Executive while any amount is payable hereunder including, without limitation, pursuant to Sections 2, 5, 6, 7, and 8 all such amounts, unless otherwise specifically provided herein, shall be paid in accordance with the terms of the Agreement to the beneficiary designated by Executive in a writing delivered to the Company, or if none, to Executive’s surviving spouse if any, or if not, then to the personal representative of Executive’s estate.
30.    Notices. Each notice or other communication required or permitted under this Agreement must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) business days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) business day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the Party to be notified and sent to the address, facsimile number, or email address set forth below the Party’s signature on this Agreement, or at such other address as the recipient has designed by notice to the other Party. Nevertheless, if the date of delivery or transmission is not a business day, or if the delivery or transmission is after 5:00 p.m. on a business day, the notice or other communication shall be deemed given, received, and effective on the next business day. Either Party may change the address for notice by notifying the other party of such change in accordance with this Section 30.
31. Executive Acknowledgment. Executive acknowledges that (a) Executive is knowledgeable and sophisticated as to business matters, including the subject matter of the Agreement, (b) Executive has read the Agreement and understands its terms and conditions, (c) Executive has had ample opportunity to discuss the Agreement with Executive’s legal counsel prior to execution, and (d) no strict rules of construction shall apply for or against the drafter or any other Party. Executive represents that Executive is free to enter into the Agreement including, without limitation, that Executive is not subject to any covenant not to compete that would conflict with Executive’s duties under the Agreement.
32.    Code Section 409A. The Agreement is intended to comply with, or be exempt from, Code Section 409A. Executive acknowledges that if any provision of the Agreement (or of any award of compensation or benefits) would cause Executive to incur any additional tax, interest or penalties under Code Section 409A, such additional tax, interest or penalties shall solely be Executive’s responsibility.
Pursuant to Code Section 409A, any reimbursement of expenses made under the Agreement (including payments related to health and dental expenses under Sections 5 and 7), shall only be made for eligible expenses incurred during the Term of Employment, and no reimbursement of any expense shall be made by the Company after December 31st of the year following the calendar year in which the expense was incurred. The amount eligible for reimbursement under the Agreement during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under the Agreement is not subject to liquidation or exchange for another benefit.

For purposes of Code Section 409A, each payment under this Agreement shall be deemed to be a separate payment. Except as permitted under Code Section 409A, any deferred compensation (within the meaning of Code Section 409A) payable to Executive under the Agreement may not be reduced by, or offset against, any amount owing by Executive to the Company or any of its Affiliates.
Notwithstanding anything in this Agreement or elsewhere to the contrary, payments and benefits provided upon the termination of Executive’s employment with the Company or any of its Affiliates may only be made upon a “separation from service” as determined under Code Section 409A.
Notwithstanding any provision in the Agreement to the contrary, if the payment or provision of any payment or benefit herein would be subject to additional taxes, penalties and interest under Code Section 409A because the timing of such payment or benefit is not delayed as provided in Code Section 409A for a “specified employee” (within the meaning of Code Section 409A), then if Executive is a “specified employee,” any such payment or benefit that Executive would otherwise be entitled to receive during the first six months following the Termination Date shall be accumulated and paid or provided, as applicable, within ten days after the date that is six months following the Termination Date, or such earlier date upon which such amount can be paid or provided under Code Section 409A without being subject to such additional taxes, penalties and interest such as upon the death of Executive.
33.     Non-Admission. Nothing in this Agreement is intended to be, nor will be deemed to be, an admission by the Company that it has violated any law or that it has engaged in any wrongdoing. Executive will not characterize this Agreement or any consideration provided by the Company to constitute an admission of wrongdoing.
34.    Public Disclosure. The Parties both acknowledge and agree that in connection with entering into this Agreement, the Company will disseminate a press release in connection with the subject matter of this Agreement, which will be in a form mutually agreed upon by the Parties.
35.    Counterparts. The Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party hereto, but together signed by both parties. This Agreement will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, which delivery may be made by exchange of copies of the signature page by facsimile, portable document format (.pdf), or other electronic transmission.

[Signature Page Follows]

IN WITNESS WHEREOF, Executive has executed and the Company has caused the Agreement to be executed in its name and on its behalf by its duly authorized officer, to be effective as of the Effective Date.

EXECUTIVE: Signature: /s/ Gary Rich
Date: June 11, 2019
Address for Notices: The address the Company most recently has on file

Signature Page to Transition and Separation Agreement

PARKER DRILLING COMPANY: Signature: Jennifer Simons
Date: July 11, 2019
Address for Notices: Parker Drilling Company Attn: Chairman of the Board of Directors 5 Greenway Plaza Suite 100 Houston, TX 77046

PARKER DRILLING MANAGEMENT SERVICES, LTD.: Signature: Jennifer Simons
Date: July 11, 2019
Address for Notices: Parker Drilling Management Services, LTD. Attn: Office of the General Counsel 5 Greenway Plaza Suite 100 Houston, TX 77046

Signature Page to Transition and Separation Agreement

APPENDIX A
DEFINITIONS
For purposes of the Agreement:

1.	“Affiliate” of a Person means a Person that directly or indirectly, through on or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

2.	“Board” means the Board of Directors of the Company.

3.	“Cause” means any of the following:

a.	the refusal to perform Executive’s material job duties that continues after written notice from the Company;

b.
Executive’s material violation of a material policy of the Company that causes, or is reasonably likely to cause, material harm to the business or reputation of the Company that is not cured within 15 days of written notice from the Company;

c.	Executive’s willful misconduct in the course of Executive’s duties that causes, or is reasonably likely to cause, material harm to the business or reputation of the Company;

d.	Executive’s conviction of a felony; or

e.
Executive’s material breach of any of any restrictive covenants (including Sections 9 through 14), but Cause shall not exist under this clause (e) until after written notice from the Reporting Authority has been given to Executive of such material breach or nonperformance (which notice specifically identifies the manner and sets forth specific facts, circumstances and examples in which the Reporting Authority reasonably believes that Executive has breached the Agreement or not substantially performed Executive’s duties) and Executive has failed to cure such alleged breach or nonperformance within 15 business days after Executive’s receipt of such notice; and, for purposes of this clause (e), no act or failure to act on Executive’s part shall be deemed “willful” unless it is done or omitted by Executive not in good faith and without Executive’s reasonable belief that such action or omission was in the best interest of the Company (assuming disclosure of the pertinent facts, any action or omission by Executive after consultation with, and in accordance with the advice of, legal counsel reasonably acceptable to the Company shall be deemed to have been taken in good faith and to not be willful under the Agreement).

Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a letter from the Reporting Authority stating that, in the good faith opinion of the Reporting Authority, Executive was guilty of actions or omissions constituting Cause and specifying the particulars thereof in detail.

4.	“Code” means the Internal Revenue Code of 1986, as amended, or its successor. References herein to any Code Section shall include any successor provisions of the Code.

5.
“Competitor” means an individual, partnership, firm, corporation or other business organization or entity that materially competes with the Company or any of its Subsidiaries, or conducts a similar business function to the Company, its Affiliates, or any of its Subsidiaries, within any geographic area where the Company operates, or operated during Executive’s employment with the Company or any Affiliate.

6.
“Confidential Information” means any nonpublic, proprietary information or material, including any information or material known to or used by or for the Company or an Affiliate (whether or not owned or developed by the Company or an Affiliate and whether or not developed by Executive) that is not generally known to any person not employed by or acting as a director or consultant to the Company or its Affiliates. Confidential Information includes, but is not limited to, the following: all trade secrets of the Company or an Affiliate; all non-public information that the Company or an Affiliate has marked as confidential or has otherwise described to Executive (either in writing or orally) as confidential or that is required to be maintained as confidential under governing law or regulation or under an agreement with any third parties; all non-public information concerning the Company’s or Affiliate’s products, services, prospective products or services, research, product designs, prices, discounts, costs, marketing plans, marketing techniques, market studies, test data, customers, customer lists and records, suppliers and contracts; all business records and plans; all personnel files; all financial information of or concerning the Company or an Affiliate; all information relating to the Company’s operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights and other intellectual property; all technical specifications; any proprietary information belonging to the Company or an Affiliate; all computer hardware or software manuals of the Company or an Affiliate; all Company or Affiliate training or instruction manuals; and all Company or Affiliate data and all computer system passwords and user codes.

7.
“Designated Beneficiary” means such beneficiary as designated in writing by Executive and delivered to the Company; or if none, Executive’s surviving spouse, if any. If there is no written beneficiary designation or surviving spouse at the time of Executive’s death, then the Designated Beneficiary hereunder shall be the legal representative of Executive’s estate for the benefit of such estate.

8.	“Disability” means, upon expiration of any applicable waiting/elimination period, a disability of Executive that qualifies Executive for long-term disability benefits.

9.	“Dispute” means any dispute or controversy arising under or in connection with the Agreement, whether in contract, in tort, statutory or otherwise.

10.
“Employee Developments” means all inventions, ideas, and discoveries (whether patentable or not), designs, products, processes, procedures, methods, developments, formulae, techniques, analyses, drawings, notes, documents, information, materials, and improvements, including, but not limited to, computer programs and related documentation, and all intellectual property rights therein, made, conceived, developed, or prepared, in whole or in part, by Executive during the course of employment with the Company, alone or with others, whether or not during work hours or on Company premises, which are (a) within the scope of business operations of the Company, or a reasonable or contemplated expansion thereof, (b) related to any Company or Affiliate work or project, present, past or contemplated, (c) created with the aid of Company materials, equipment, facilities or personnel, or (d) based upon information to which Executive has access as a result of or in connection with Executive’s employment with the Company.

11.	“Indemnification Agreement” means that certain Indemnification Agreement entered into on June 13, 2019, by and between the Executive and PDC.

12.	“Option Agreement” means that certain Stock Option Incentive Agreement entered into as of March 26, 2019, by and between the Executive and PDC.

13.
“Person” means any individual, firm, company, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

14.	“Reporting Authority” means the Chief Executive Officer of the Company or with respect to the Chief Executive Officer, the Board.

15.	“RSU Agreement” means that certain Restricted Stock Unit Incentive Agreement entered into as of March 26, 2019, by and between the Executive and PDC.

16.	“Subsidiary” means any corporation, partnership, trust or other entity controlled by the Company.

17.
“Termination Date” means the date on which Executive’s employment with the Company terminates, whether during the Term of Employment or at any time thereafter, for whatever reason, and such termination constitutes a “separation from service” within the meaning of Code Section 409A.

APPENDIX B

FORM WAIVER AND RELEASE

Pursuant to the terms of the Transition and Separation Agreement made as of ______________, by and between Parker Drilling Company, a Delaware corporation (the “Company”), Parker Drilling Management Services Ltd., a Nevada corporation and wholly-owned subsidiary of the Company, and Gary Rich (“Executive”) (the “Transition and Separation Agreement”), and in consideration of the payments made to the Executive and the other benefits to be received by Executive pursuant thereto, Executive freely and voluntarily enters into this WAIVER AND RELEASE (the “Release”), which shall become effective and binding on the eight day following Executive’s execution of the Release as provided herein (the “Effective Date”). It is Executive’s intent to become legally bound, according to the terms set forth below.
1.In exchange for the consideration set forth in Section 7 of the Transition and Separation Agreement, which Executive acknowledges is fair and sufficient, Executive, for himself, his heirs, executors, administrators, successors, and assigns (hereinafter collectively referred to as the “Releasors”), hereby fully releases and discharges the Company, its parents, subsidiaries, affiliates, insurers, successors, and assigns, and their respective officers, directors, employees, related parties, and agents (all such persons, firms, corporations, and entities being deemed beneficiaries hereof and are referred to herein as the “Related Parties”) from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages, and demands of whatsoever character, whether or not known, suspected or claimed, which the Releasors have, from the beginning of time through the date Executive signs this Release, including, but not limited to, (a) any and all claims or rights arising out of, or which might be considered to arise out of or to be connected in any way with, Executive’s relationship with the Company and its past, current, and future parents, subsidiaries, and affiliates (collectively, the “Company Entities”), or the termination of Executive’s relationship with the Company Entities; (b) any claims under any contracts, agreements, or understandings Executive may have with any of the Related Parties, written or oral, at any time prior to the date hereof (including, but not limited to, under the Transition and Separation Agreement, the Prior Employment Agreement, the Option Agreement, and the RSU Agreement); and (c) any claims or causes of action arising under any federal, state, or local law, rule or ordinance, tort, express or implied contract, public policy, or any other obligation, including, without limitation, any claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Vietnam Era Veterans Readjustment Act of 1974, the Immigration Reform and Control Act of 1974, the Labor Management Relations Act, the National Labor Relations Act, the Occupational Safety and Health Act, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act of 2002, the Internal Revenue Code of 1986, the Texas Labor Code the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, the Texas Whistleblower Act, all as amended, and/or any other federal, state, or local labor laws, wage and hour and wage payment

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laws, employee relations and/or fair employment practices laws, any public policy, any claim for misrepresentation, defamation, or invasion of privacy, any claim for compensation, wages, commissions, bonuses, royalties, stock options, deferred compensation, other monetary or equitable relief, vacation, personal or sick time, other fringe benefits, attorneys’ fees, or any tangible or intangible property of Executive’s that remains with the Company, and any other applicable laws, regulations, and rules, whether arising under any contract (express or implied), agreement, statute, regulation, ordinance, common law, public policy, or any other source. Executive specifically intends this release to be the broadest possible release permitted under law. Notwithstanding the foregoing, Executive shall not be deemed to have released (i) any obligations undertaken within the Transition and Separation Agreement or this Release or claims Executive may have arising from or related to a breach of the Transition and Separation Agreement or this Release by the Company; (ii) any claims to indemnification to which Executive may be entitled under the Company’s certificate of incorporation, bylaws, indemnification agreements, directors and officers insurance policies, or applicable law with respect to the period of Executive’s employment; (iii) any claims or rights which cannot be waived by law, including Executive’s right to workers compensation; and (iv) any vested benefits under any employee benefit pension plan.
2.Covenant Not to Sue.     Executive represents and warrants that Executive has not filed or caused to be filed any lawsuit, complaint, or charge against any of the Related Parties in any court, any municipal, state, or federal agency, or any other tribunal. Executive agrees that Executive will not, to the fullest extent permitted by law, sue or file a complaint, grievance, or demand for arbitration pursuing any claim released under this Release; cause or encourage any person or entity to sue or file a complaint, grievance, or demand for arbitration against any of the Related Parties for any claim released hereunder; or accept any monetary or other recovery in connection with any complaint, grievance, or demand for arbitration brought by any other person or entity. For avoidance of doubt, Executive is not waiving or releasing Executive’s right to file a charge with, or participate in an investigation by, the Equal Employment Opportunity Commission (“EEOC”) or any other government agency or participating in any EEOC or other agency investigation; Executive is, however, waiving Executive’s right to recover any monetary relief or other damages from any of the Related Parties in connection with such a charge or investigation, whether such charge is filed by Executive or someone else. Executive further represents and warrants that Executive has not assigned or conveyed to any other person or entity any part of or interest in the consideration paid by the Company under the Transition and Separation Agreement or in any of the claims released in the Transition and Separation Agreement or this Release.
3.Informed and Voluntary Signature. No promise or inducement has been made to Executive other than those set forth in the Transition and Separation Agreement or this Release. This Release is executed by Executive without reliance on any promises or representations by the Company or any of its agents that is not included herein. Executive states that that he is fully competent to manage his business affairs and understands that he is waiving legal rights, whether presently known or hereafter discovered, by signing this Release. Executive hereby acknowledges that he has carefully read this Release and has had the opportunity to thoroughly discuss the terms of this Release with legal counsel of his choosing. Executive hereby acknowledges that he fully understands the terms, conditions, and significance of this Release and its final and binding effect and that he affixes his signature hereto voluntarily, knowingly, of his own free will, and with the

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intent to be bound hereby. Executive represents and warrants that he has not assigned any of the claims waived hereunder to any other person or entity.
4.Waiver. Executive understands that this Release includes a release covering all legal rights or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) (29 U.S.C. § 626, as amended), and all other federal, state, and local laws regarding age discrimination, whether those claims are presently known to Executive or hereafter discovered. Executive is not waiving or releasing any right or claim which Executive may have under the ADEA which arises after Executive signs this Release. To the extent the Company has a right to recoupment of any amounts paid to Executive under this Release, that right to recoupment shall not apply and the Company will not seek recoupment in the event Executive breaches the waiver and release of age discrimination claims by bringing any complaint, claim, charge or challenge under the ADEA. Executive acknowledges that he is entitled to consider the terms of this Release for twenty-one (21) days before signing it. Executive further understands that this Release shall be null and void if he fails to execute this Release prior to expiration of the twenty-one (21) day period. Executive will have up to seven (7) calendar days to revoke his acceptance of this Release. If Executive signs this Release and does not revoke acceptance within the seven (7) day revocation period, then the Release will become effective, binding, and irrevocable on the eighth (8th) day after Executive signs it. For avoidance of doubt, Executive acknowledges that after the Effective Date (as defined in the Transition and Separation Agreement), the Transition and Separation Agreement will be effective, binding, and irrevocable regardless of whether Executive timely executes this Release; provided that if Executive fails to timely execute this Release or signs and then revokes this Release in accordance with its terms, then Executive will not receive the Severance Benefits (as defined in the Transition and Separation Agreement).
IN WITNESS WHEREOF, on the date indicated below, Executive has executed this Release and the Company has caused this Release to be executed by its duly authorized representative.
Parker Drilling Company

By:
Name: [NAME]
Title:     [TITLE]
Date:

Executive:

By:
Name: Gary Rich
Date:

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